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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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FORM 3                                                                 OMB APPROVAL
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                                                                       OMB Number       3235-0104
                                                                       Expires: December 31, 2001
                                                                       Estimated average burden
                                                                       hours per response.....0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Lam                               King Ko, Alfred
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   (Last)                            (First)              (Middle)

7331 South Meadow Court
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                                    (Street)

Boulder                           Colorado                 80301
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

8/28/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Pacific CMA, Inc.
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     /X/  Director                             /X/  10% Owner
     /X/  Officer (give title below)           / /  Other (specify below)

                        President
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     /X/  Form Filed by One Reporting Person

     / /  Form Filed by More than One Reporting Person

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                                      Table I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                  2. Amount of Securities    3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            Beneficially Owned         Direct (D) or         (Instr. 4)
                                         (Instr. 4)                 Indirect (I)
                                                                    (Instr. 5)
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Common Stock                               9,000,000                     D
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Common Stock                               8,000,000                     I                By Buller Services Corporation, which is
                                                                                          wholly owned by Reporting Person
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the Form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                    (Form 3-07/99)

IR01:210977.01
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FORM 3 (CONTINUED)
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              Table II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Date Exercisable      3. Title and Amount of Securities   4. Conversion    5. Ownership    6. Nature of
   Security                 and Expiration Date      Underlying Derivative Security      or Exercise      Form of         Indirect
   (Instr. 4)               (Month/Day/Year)         (Instr. 4)                          Price of         Derivative      Beneficial
                                                                                         Derivative       Security:       Ownership
                                                                                         Security         Direct (D) or   (Instr. 5)
----------------------   ----------------------   ---------------------------------                       Indirect (I)
                         Date         Expira-                             Amount or                       (Instr. 5)
                         Exer-        tion                  Title         Number of
                         cisable      Date                                Shares
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Explanation of Responses


**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           /s/ Lam King Ko, Alfred            11/29/00
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                                                                                    ** Signature of Reporting Person     Date
                                                                                       Lam King Ko, Alfred
Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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IR01:210977.01